Exhibit 99.1

Lubbock Energy Partners LLC

Financial Statements

As of and for the years ended December 31, 2021 and 2020

Lubbock Energy Partners LLC

Independent Auditor’s Report

To the Members

Lubbock Energy Partners LLC

Opinion

We have audited the financial statements of Lubbock Energy Partners LLC (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020 and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audits of the Financial Statements section of our report. We are required to be independent of the Company and to meet our ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As described in Note 6 to the financial statements, the Company completed the sale of all of its oil and gas properties on January 5, 2022. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America and the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

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Auditor’s Responsibilities for the Audits of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that audits conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing audits in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audits.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audits in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control-related matters that we identified during the audits.

/s/ Plante & Moran, PLLC

Denver, Colorado

May 13, 2022

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Lubbock Energy Partners LLC

Balance Sheets

	December 31,
	2021	2020

Assets
Current assets:
Cash	$120,664	$194,130
Oil and gas sales receivable	665,214	237,281
Other receivables	244	152,473
Prepaid expenses	27,000	-
Total current assets	813,122	583,884

Oil and gas properties:
Oil and gas properties, at cost, using the full cost method	17,281,094	17,281,094
Less accumulated depreciation, depletion, amortization and impairment	(10,037,188)	(8,665,806)
Net oil and gas properties	7,243,906	8,615,288

Total assets	$8,057,028	$9,199,172

Liabilities and members’ equity
Current liabilities:
Accounts payable	$210,217	$222,359
Accrued liabilities	142,734	16,707
Payable to related parties	74,729	22,717
Total current liabilities	427,680	261,783
Asset retirement obligations	3,871,096	3,584,349
Total liabilities	4,298,776	3,846,132

Commitments and contingencies (Note 4)	-	-

Members’ equity	3,758,252	5,353,040

Total liabilities and members’ equity	$8,057,028	$9,199,172

The accompanying notes are an integral part of these financial statements.

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Lubbock Energy Partners LLC
Statements of Operations

	For the year ended December 31,
	2021	2020

Revenue - Oil and gas (Note 5)	$8,471,882	$1,771,202

Operating expenses:
Lease operating expense (Note 5)	2,725,331	1,087,297
Production taxes and transportation costs (Note 5)	468,314	106,830
Depreciation, depletion and amortization	1,371,382	369,168
Accretion	286,747	211,425
Impairment	-	2,406,109
General and administrative - related parties	294,010	181,686
General and administrative	557,882	69,689
Total costs and expenses	5,703,666	4,432,204

Income (loss) before income tax	2,768,216	(2,661,002)

Income tax provision	44,043	5,555

Net income (loss)	$2,724,173	$(2,666,557)

The accompanying notes are an integral part of these financial statements.

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Lubbock Energy Partners LLC

Statements of Changes in Members’ Equity

Balance at January 1, 2020	$3,765,844
Equity contributions	4,823,753
Equity distributions	(570,000)
Net loss	(2,666,557)
Balance at December 31, 2020	5,353,040
Equity distributions	(4,318,961)
Net income	2,724,173
Balance at December 31, 2021	$3,758,252

The accompanying notes are an integral part of these financial statements.

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Lubbock Energy Partners LLC

Statements of Cash Flows

	For the year ended December 31,
	2021	2020

Cash flows from operating activities:
Net income (loss)	$2,724,173	$(2,666,557)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	1,371,382	369,168
Accretion	286,747	211,425
Impairment	-	2,406,109
Changes in assets and liabilities:
Accounts receivable	(275,704)	324
Prepaid expenses	(27,000)	-
Accounts payable	7,826	138,855
Payable to related parties	32,044	(11,629)
Accrued liabilities	126,027	(81,894)
Net cash from operating activities	4,245,495	365,801

Cash flows from investing activities:
Purchases of oil and gas properties	-	(4,676,523)

Cash flows from financing activities:
Equity contributions	-	4,823,753
Distributions to members	(4,318,961)	(570,000)
Net cash from financing activities	(4,318,961)	4,253,753

Net change in cash	(73,466)	(56,969)

Cash at beginning of year	194,130	251,099
Cash at end of year	$120,664	$194,130

Supplemental cash flow information:
Cash paid for taxes	$2,746	$30,037
Non-cash investing and financing activities:
Oil and gas properties acquired for settlement of note receivable	-	1,100,000
Asset retirement obligations assumed in acquisitions	-	2,146,152

The accompanying notes are an integral part of these financial statements.

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Lubbock Energy Partners LLC

Notes to Financial Statements

1. Organization and Significant Accounting Policies

Organization – Lubbock Energy Partners LLC (the “Company”) was formed as a Texas Limited Liability Company on January 17, 2017. The Company’s principal business activities are focused on the acquisition and development of oil and gas properties in the United States. Our fiscal year-end is December 31.

Basis of Presentation – The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates include (i) oil and gas reserves that are used in the calculation of depreciation, depletion, amortization and impairment of the carrying value of oil and gas properties; (ii) production and commodity price estimates used to record oil and gas sales receivables; and (iii) the cost of future asset retirement obligations. The Company evaluates its estimates on an on-going basis and bases its estimates on historical experience and on various other assumptions we believe to be reasonable. Due to inherent uncertainties, including the future prices of oil and gas, these estimates could change in the near term and such changes could be material.

Cash – The Company maintains its deposits of cash primarily in financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Receivables – Accounts receivable consists primarily of accrued oil and gas production receivables and joint interest receivables from outside working interest owners. Generally, our oil and gas sales receivables are collected within one month. Management routinely assesses accounts receivable balances to determine their collectability and accrues an allowance for uncollectible receivables, when, based on the judgment of management, it is probable that a receivable will not be collected. Receivables are not collateralized. As of December 31, 2021, and 2020, the Company had not provided an allowance for doubtful accounts on its accounts receivable.

Oil and Gas Properties – The Company follows the full cost method of accounting for its oil and gas properties. Under the full cost method, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized and accumulated in a country-wide cost center. This includes any internal costs that are directly related to development and exploration activities but does not include any costs related to production, general corporate overhead or similar activities. Proceeds received from property disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized. The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center are subject to depreciation, depletion and amortization (“DD&A”) using the equivalent unit-of-production method, based on total proved oil and gas reserves. Excluded from amounts subject to DD&A are costs associated with unevaluated properties. The Company had no unevaluated properties as of or during the years ended December 31, 2021 or 2020.

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Under the full cost method, net capitalized costs are limited to the lower of unamortized cost, or the cost center ceiling (the “Ceiling Test”). The cost center ceiling is defined as the sum of (i) estimated future net revenue, discounted at 10% per annum, from proved reserves, based on average prices per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period; and costs, adjusted for contract provisions and financial derivatives qualifying as accounting hedges and asset retirement obligations, (ii) the cost of unevaluated properties not being amortized, and (iii) the lower of cost or market value of unproved properties included in the cost being amortized, reduced by (iv) the income tax effects related to differences between the book and tax basis of the oil and gas properties, if any. If the net book value reduced by the related net deferred income tax liability (if any) exceeds the cost center ceiling limitation, a non-cash impairment charge is required in the period in which the impairment occurs. Since all of the Company’s oil and gas properties are located within the United States, the Company only has one cost center for which a quarterly Ceiling Test is performed.

Acquisitions – We account for acquisitions as business combinations if the acquired assets meet the definition of a business. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar assets, the acquisition is not considered a business and is accounted for as an asset acquisition. This determination of whether the gross assets acquired are concentrated in a group of similar assets is based on whether the risks associated with managing and creating outputs from the assets are similar.

Asset Retirement Obligations – The Company recognizes a liability for the plugging, abandonment and remediation of its properties at the end of their productive lives. We compute the liability for asset retirement obligations (“ARO”) by calculating the present value of estimated future cash flows related to each property. This requires use of significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and our credit-adjusted risk-free interest rate (all Level 3 inputs within the fair value hierarchy). Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Initially, the fair value of the ARO is recognized in the period in which it is incurred with a corresponding increase in the carrying amount of the related asset. The liability is accreted to its present value each period and the capitalized cost is depleted over the life of the related asset and subject to the Ceiling Test. If the liability is settled for an amount other than the recognized liability, an adjustment to the full-cost pool is recognized. The Company had no assets that are restricted for the purpose of settling AROs.

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Revenue Recognition – Our revenues are primarily derived from the sales of oil and gas production and are primarily of oil. The Company’s oil and gas production is typically sold at delivery points to third-party purchasers under contract terms that are common in the oil and gas industry. These contracts typically provide for an agreed-upon index price, net of pricing differentials. The purchaser takes custody and possession, title and risk of loss of the oil at the delivery point; therefore, control passes at the delivery point. The Company recognizes revenue when control transfers to the purchaser. We receive payment from the sale of oil and gas production between one to three months after delivery. For property interests where we are not the operator, we record our share of the revenues and expenses based upon the information provided by the operators.

The Company reports revenue as the gross amount received before production taxes and transportation costs. Production taxes and transportation costs are reported separately in the accompanying statements of operations.

Fair Value Measurement – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1 –	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 –	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.
Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The estimated fair value of cash, accounts receivable, and accounts payable approximate the carrying amount due to the relatively short maturity of these instruments.

We evaluate the fair value on a non-recurring basis of properties acquired in business combinations, asset acquisitions and the related asset retirement obligations. The fair value of the oil and gas properties is determined based upon estimated future discounted cash flow, a Level 3 input, using estimated production which we reasonably expect, and estimated prices adjusted for differentials. Unobservable inputs include estimated future oil and gas production, prices, operating and development costs, and a discount rate of 10%, all Level 3 inputs within the fair value hierarchy.

Income Taxes – The Company is taxed as a partnership under the Internal Revenue Code. Consequently, federal income taxes are not payable, or provided for, by the Company. Members are taxed individually on their proportionate share of our earnings.

The state of Texas margin tax applies to legal entities conducting business in Texas. The tax is calculated by applying a tax rate to a base that considers both revenues and expenses and, therefore, has the characteristics of an income tax.

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Uncertain tax positions are recognized in the financial statements only if that position is reasonably determined to be more-likely-than-not of being sustained upon examination by taxing authorities, based on the technical merits of the position. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2021 and 2020, there were no uncertain tax positions.

2. Oil and Gas Properties

We own oil and gas properties within the Permian and Eagle Ford Basins in Texas presently operated on our behalf by entities owned by our Members. Our interests in these properties varies by project.

2020 Asset Acquisitions – During 2020, we made acquisitions of two property interests for cash totaling $4.7 million. We recognized associated asset retirement obligations of $2.1 million for these acquisitions. The acquisitions consisted of interests in properties located in Karnes and Cochran Counties, Texas.

Separately in 2020, we acquired an additional property interest located in Karnes County, Texas by foreclosure of the $1.1 million note receivable from a third-party issued to us in 2019.

Ceiling Test Impairments – We recognized impairments totaling $2.4 million in 2020 for the excess of the net capitalized cost of our oil and gas properties above the cost center ceiling limitations.

3. Asset Retirement Obligations

The following table summarizes the changes in ARO (in thousands):

Balance at January 1, 2020	$1,227
ARO assumed in acquisitions	2,146
Accretion	211
Balance at December 31, 2020	3,584
Accretion	287
Balance at December 31, 2021	$3,871

4. Commitments and Contingencies

Litigation – From time to time, the Company may be subject to litigation or other claims in the normal course of business.

Environmental Matters – Due to the nature of the oil and gas industry, we are exposed to environmental risks. We have various policies and procedures to minimize and mitigate the risks from environmental contamination. We are not aware of any material environmental claims existing as of December 31, 2021; however, there can be no assurance that current regulatory requirements will not change or that unknown potential past non-compliance with environmental laws or other environmental liabilities will not be discovered on our properties.

5. Related Party Transactions

Our oil and gas properties within the Eagle Ford Basin are operated on our behalf by Caldera Operating Company LLC (“Caldera”), an entity controlled by a Member. Our oil and gas properties within the Permian Basin are operated on our behalf by Extex Operating Company (“Extex”), an entity controlled by another Member. All revenues, lease operating expenses, and production taxes and transportation costs are processed by Caldera or Extex and settled monthly.

We pay Caldera and Extex administrative fees as operators of our properties. In 2021, Caldera was paid administrative fees totaling $179 thousand and Extex was paid $115 thousand. In 2020, Caldera was paid administrative fees totaling $93 thousand and Extex was paid $89 thousand.

At December 31, 2021 and 2020, payable to related parties included $75 thousand and $22 thousand, respectively, for reimbursement of expenses related to our oil and gas properties.

6. Subsequent Events

The Company has evaluated events and transactions subsequent to the balance sheet date and through May 13, 2022, the date the financial statements were available to be issued.

On October 4, 2021, we entered into Purchase and Sale Agreement with U.S. Energy Corp. (“U.S. Energy”) for the sale of all of our oil and gas properties. The transaction also included certain wells, contracts, technical data, records, personal property and hydrocarbons associated with the assets being sold. This transaction was completed on January 5, 2022 for a total purchase price of $125,000 in cash and 6,568,828 shares of U.S. Energy’s common stock.

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Supplemental Oil and Gas Information

(Unaudited)

Oil and Gas Reserve Information

Proved oil and gas reserves are those quantities of crude oil and natural gas which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Estimated proved developed oil and gas reserves can be expected to be recovered through existing wells with existing equipment and operating methods. The Company reports all estimated proved reserves held under production-sharing arrangements utilizing the “economic interest” method.

Proved oil and gas reserves have been estimated by independent, third-party petroleum engineers, Onpoint Resources, LLC. These reserve estimates have been prepared in compliance with the Securities and Exchange Commission rules and accounting standards based on the unweighted average prices per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The reserve data in the following tables only represent estimates and should not be construed as being exact.

The following reserves schedule sets forth the changes in estimated quantities of proved crude oil reserves:

	Crude Oil (Bbls)	Gas (mcf)	Total (Boe)

Total proved reserves:
Balance at December 31, 2019	428,857	1,254,270	637,902
Revisions of previous estimates	(285,151)	(1,027,090)	(456,333)
Purchases of minerals in-place	1,653,051	943,499	1,810,301
Production	(37,629)	(54,405)	(46,697)
Balance at December 31, 2020	1,759,128	1,116,274	1,945,174
Revisions of previous estimates	605,139	2,241,228	978,677
Production	(111,497)	(134,732)	(133,952)
Balance at December 31, 2021	2,252,770	3,222,770	2,789,898

Proved developed reserves as of:
December 31, 2019	176,976	175,454	206,218
December 31, 2020	1,011,363	604,863	1,112,174
December 31, 2021	1,030,450	606,290	1,131,498
Proved undeveloped reserves as of:
December 31, 2019	251,881	1,078,816	431,684
December 31, 2020	747,765	511,411	833,000
December 31, 2021	1,222,320	2,616,480	1,658,400

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The increase in proved quantities for the year ended December 31, 2020 was due principally to acquisitions made in Karnes and Cochran Counties, Texas which added 1.8 million barrels of oil equivalent (“BOE”).

Our proved reserve quantities at December 31, 2021 increased significantly as compared with December 31, 2020 principally as a result of increases in the average prices per barrel of oil and per Mcf of natural gas.

Costs Incurred in Oil and Natural Gas Property Acquisitions and Development Activities

Costs incurred by the Company in oil and natural gas acquisitions and development are presented below:

	For the year ended December 31,
	2021	2020

Acquisitions:	$-	$4,676,523
Proved	-	-
Unproved	-	-
Exploration	-	-
Development	-	-
Costs incurred	$-	$4,676,523

Capitalized Costs

The following table sets forth the capitalized costs and associated accumulated depreciation, depletion, and amortization relating to the Company’s oil and gas acquisition, exploration, and development activities:

	December 31,
	2021	2020

Proved properties	$17,281,094	$17,281,094
Unproved properties	-	-
	17,281,094	17,281,094
Accumulated DD&A and impairment	(10,037,188)	(8,665,806)
Total	$7,243,906	$8,615,288

Future Net Cash Flows

Future cash inflows as of December 31, 2021 and 2020 were calculated using an unweighted arithmetic average prices per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

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The following table sets forth unaudited information concerning future net cash flows for proved oil and gas reserves. The standardized measure presented does not include the effects of income taxes as the Company is taxed as a partnership and not subject to federal income taxes. This information does not purport to present the fair market value of the Company’s oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

	December 31,
	2021	2020

Future cash inflows	$157,775,830	$68,501,906
Future production costs	(53,749,780)	(28,458,712)
Future development costs	(27,784,380)	(13,134,375)
Future net cash flows	76,241,670	26,908,819
10% annual discount for estimated timing of cash flows	(35,213,920)	(13,103,859)
Discounted future net cash flows	$41,027,750	$13,804,960

The following table sets forth the principal sources of change in the discounted future net cash flows:

	December 31,
	2021	2020

Balance, beginning of period	$13,804,960	$3,467,890
Sales, net of production costs	(5,278,237)	(577,075)
Net change in prices and production costs	20,342,357	(1,071,098)
Revision of quantities	11,332,611	(470,086)
Purchases of minerals in-place	-	12,623,358
Accretion of discount	1,380,496	346,789
Other	(554,437)	(514,818)
Balance, end of period	$41,027,750	$13,804,960

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